Exhibit 99.1

AerSale Reports Second Quarter 2026 Results

Second Quarter 2026 Highlights

●	Revenue of $70.9 million versus $107.4 million in the prior year period
●	Net loss of $5.6 million versus net income of $8.6 million in the prior year period
●	Adjusted net loss[1] of $4.3 million versus adjusted net income of $9.4 million in the prior year period
●	Adjusted EBITDA[1] of $2.2 million versus adjusted EBITDA of $18.3 million in the prior year period
●	Feedstock acquisitions of $5.6 million versus $27.1 million in the prior year period
●	Inventory of $376.0 million at June 30, 2026
●	Aircraft and engines held for lease[2] of $133.0 million

MIAMI, Florida, August 6, 2026 (GLOBE NEWSWIRE) – AerSale Corporation (Nasdaq: ASLE) (“AerSale” or the “Company”) today reported second quarter 2026 financial results.

Second Quarter 2026 Results of Operations

During the Second Quarter of 2026, we continued to work through our strategic initiatives that are focused on monetizing our asset base, scaling our MRO operations, and growing the more recurring revenue streams of our business.  This has resulted in short-term impacts to our earnings.  Comparisons to the second quarter of the prior year are skewed primarily due to $33.4 million of Flight Equipment sales in the prior year, compared to none in the current quarter.  This decline is not due to a lack of market opportunities, but rather timing of transactions.  We have also continued to incur expenses in anticipation of increased MRO demand that has impacted profitability for those units in the short term. Due to these reasons, period-to-period comparisons for this quarter are less representative of the Company’s operating momentum.

	(in thousands, except per-share amount)
	(Unaudited)
	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Percent Change	2026	2025	Percent Change
Asset Management Solutions	$37,121	$76,265	(51.3)%	$80,267	$115,478	(30.5)%
Technical Operations	33,811	31,117	8.7%	61,279	57,680	6.2%
Total revenue	$70,932	$107,382	(33.9)%	$141,546	$173,158	(18.3)%
Net (loss) income	(5,570)	8,575	(165.0)%	(9,020)	3,298	(373.5)%
Adjusted net (loss) income (1)	(4,252)	9,437	(145.1)%	(4,186)	6,772	(161.8)%
Adjusted EBITDA (1)	2,211	18,271	(87.9)%	9,571	21,445	(55.4)%
Diluted (loss) earnings per share	(0.12)	0.18	(166.7)%	(0.19)	0.07	(371.4)%
Adjusted diluted (loss) earnings per share (1)	(0.09)	0.20	(145.0)%	(0.09)	0.14	(164.3)%
Feedstock acquisitions	$5,582	$27,110	(79.4)%	$30,638	$70,549	(56.6)%

The Company’s revenue for the second quarter of 2026 was $70.9 million, representing a 33.9% decrease compared to $107.4 million in the second quarter of 2025. The decline was primarily driven by the absence of Flight Equipment sales, as well as lower used serviceable material (“USM”) sales volume. These decreases were partially offset by continued strength in the Company’s leasing revenue supported by an expanded engine and B757 freighter lease portfolio, growing maintenance repair and overhaul (“MRO”) revenue, and strong commercial demand for the Company’s AerSafe® product.

Adjusted EBITDA1 in the second quarter of 2026 decreased by $16.1 million to $2.2 million, or 3.1% of total revenue, representing a decrease of 87.9% compared to $18.3 million, or 17.0% of total revenue, in the comparable prior year period. The decline was primarily driven by the absence of Flight Equipment sales in the current period.

As a reminder to investors, the Company’s revenue may significantly fluctuate from quarter-to-quarter and year-to-year based on the timing of Flight Equipment sales and, therefore, performance should also be monitored based on the more recurring aspects of our business, which includes leasing, USM and MRO activities. Excluding Flight Equipment sales, revenue decreased 4.2% due to lower USM sales as we consumed material to build serviceable engines to support increased leasing and Flight Equipment sales.

Nicolas Finazzo, Chief Executive Officer at AerSale, stated, “Our second quarter results reflect timing, not trajectory. Results were impacted by Flight Equipment sales shifting into the second half of the year and the use of sellable USM to support the overhaul of Flight Equipment. We also continued to invest ahead of demand, adding labor at our Goodyear facility ahead of anticipated volume and building our workforce to support the ramp-up of our new CRJ multi-line program in Millington. This weighed on results in the near term, but we believe positions us well for the anticipated demand ahead. We remain encouraged by underlying demand across our platform and expect these benefits to materialize in the second half.”

Mr. Finazzo continued, “We expect meaningful improvement to our earnings and liquidity in the second half of 2026, driven by several recent wins during and subsequent to the second quarter, including a Boeing 737 aircraft sale valued at approximately $35.0 million and commitments for an additional three engine sales which we expect to close in the late third or early fourth quarter. We also delivered a fourth B757 freighter on lease in July and executed a lease agreement for a fifth, scheduled for delivery in August. We remain confident in monetizing our two remaining freighters, expanding our lease pool, and filling capacity across our MRO network.”

Asset Management Solutions Segment (“AMS”) revenue decreased 51.3% to $37.1 million during the second quarter of 2026 compared to $76.3 million in the second quarter of 2025, primarily due to the absence of Flight Equipment sales. Excluding Flight Equipment sales, AMS revenue decreased 13.6% to $37.0 million from $42.9 million in the prior year, driven by lower USM sales resulting from timing of feedstock acquisitions, and utilization of material to build serviceable assets, this was partially offset by increased leasing revenue from an expanded engine and B757 freighter lease portfolio. As of June 30, 2026, the Company had 18 engines and three B757 freighter aircraft on lease, compared to 16 engines and one B757 freighter on lease in the prior year period.

Technical Operations (“TechOps”) revenue increased 8.7% to $33.8 million in the second quarter of 2026 compared to $31.1 million in the second quarter of 2025, driven primarily by the continued ramp-up of operations in support of a recently awarded long-term CRJ multi-line maintenance agreement, additional storage volume, landing gear and aerostructures  overhaul activity, and continued AerSafe® demand, which is expected to peak in the third quarter of 2026 ahead of the FAA's November 2026 compliance deadline for the fuel tank safety Airworthiness Directive.

Gross margin decreased to 22.9% for the second quarter of 2026 compared to 32.9% in the same period last year, due to the absence of Flight Equipment sales, which generated $13.2 million of gross profit in the prior-year period. Lower USM gross profit tied to reduced feedstock acquisitions also contributed to the decline. In addition, gross margin reflected continued investment in labor at our Goodyear, Arizona facility ahead of anticipated volume and continued ramp up in support of our new long-term maintenance program at Millington, Tennessee.

Selling, general, and administrative expenses were $21.0 million in the second quarter of 2026, slightly below the $22.8 million in the second quarter of 2025 due to lower rent and variable expenses. AerSale incurred $1.3 million of share-based compensation expense in the second quarter of 2026 versus $0.7 million in the second quarter of 2025.

Loss from operations was $4.8 million in the second quarter of 2026 compared to income from operations of $12.5 million in the second quarter of 2025.

Income tax benefit was $1.6 million in the second quarter of 2026, compared to an income tax provision of $1.8 million in the second quarter of 2025. The Company's effective tax rate was 22.6% in the second quarter of 2026 compared to 17.0% in the second quarter of 2025.

Net loss for the second quarter of 2026 was $5.6 million, compared to net income of $8.6 million in the prior-year period. During the second quarter of 2026, the Company recognized $1.3 million of share-based compensation expense within payroll expenses. Excluding this non-cash item and adjusted for tax, and other non-cash items in the prior year period, adjusted net loss¹ was $4.3 million in the second quarter of 2026, compared to adjusted net income¹ of $9.4 million in the second quarter of 2025.

Diluted loss per share was $0.12 for the second quarter of 2026 compared to diluted earnings per share of $0.18 in the second quarter of 2025. Adjusted for the items noted above, adjusted diluted loss per share¹ was $0.09 for the second quarter of 2026, compared to adjusted diluted earnings per share¹ of $0.20 for the second quarter of 2025.

AerSale ended the quarter with liquidity of $34.0 million consisting of $2.2 million of cash and cash equivalents and available capacity of $31.8 million on its $180 million revolving credit facility, expandable to $200 million, subject to conditions and the availability of lender commitments and borrowing base liabilities. Cash used in operating activities year to date was $33.5 million, primarily reflecting the Company's operating results for the period and continued investment in inventory through feedstock and make ready costs for USM and Flight Equipment.

Conference Call Information

The Company will host a conference call today, August 6, 2026 at 4:30 pm Eastern Time to discuss these results. A live audio webcast will be available to the public on a listen-only basis at https://ir.aersale.com/news-events/events. An archived replay of the webcast will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/ for one year.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), and adjusted basic and diluted earnings (loss) per share. AerSale defines adjusted EBITDA as net income (loss) excluding interest expense, net, depreciation and amortization, income tax (expense) benefit, and other non-cash, non-recurring or unusual items. Adjusted net income (loss) is defined as net income (loss) excluding mark-to-market adjustments relating to our private warrants, share-based compensation expense, inventory write-offs and other non-cash, non-recurring or unusual items. Adjusted basic and diluted earnings (loss) per share is adjusted net income divided by the basic and diluted weighted average number of shares outstanding during the measurement period.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non-GAAP measures should not be construed as an alternative to net income (loss) or net income (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted net income (loss), or adjusted basic and diluted earnings (loss) per share differently, and therefore AerSale’s adjusted EBITDA, adjusted net income (loss), and adjusted basic and diluted earnings (loss) per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of net income (loss) and basic and diluted earnings (loss) per share, the Company’s closest GAAP measures, to adjusted EBITDA, adjusted net income (loss), and adjusted basic and diluted earnings (loss) per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

End Notes

(1) Adjusted net income (loss), adjusted EBITDA and adjusted basic and diluted earnings (loss) per share are non-GAAP measures. See “Non-GAAP Financial Measures” above and “Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Basic and Diluted (Loss) Earnings Per Share Reconciliation Table” at the end of this press release for a discussion of why we believe these non-GAAP measures are useful together with a detailed reconciliation of these measures to their most directly comparable GAAP (Generally Accepted Accounting Principles) measures.

(2) Aircraft and engines held for lease refers to the financial statement line item Aircraft and engines held for lease, net within the Condensed Consolidated Balance Sheet, which is comprised of the cost of the assets net of accumulated depreciation.

Second Quarter 2026 Financial Results

AERSALE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Products	$32,083	$74,589	$67,387	$111,711
Leasing	12,362	8,231	24,208	15,732
Services	26,487	24,562	49,951	45,715
Total revenue	70,932	107,382	141,546	173,158
Cost of sales and operating expenses:
Cost of products	24,473	50,630	48,496	78,269
Cost of leasing	4,230	2,651	8,693	5,659
Cost of services	25,955	18,764	49,202	35,928
Total cost of sales	54,658	72,045	106,391	119,856
Gross profit	16,274	35,337	35,155	53,302
Selling, general and administrative expenses	21,024	22,823	43,237	47,435
(Loss) income from operations	(4,750)	12,514	(8,082)	5,867
Other (expense) income:
Interest expense, net	(2,451)	(2,452)	(4,581)	(3,633)
Other income, net	2	134	1,009	2,022
Change in fair value of warrant liability	-	131	-	74
Total other expense, net	(2,449)	(2,187)	(3,572)	(1,537)
(Loss) income before income tax provision	(7,199)	10,327	(11,654)	4,330
Income tax benefit (expense)	1,629	(1,752)	2,634	(1,032)
Net (loss) income	$(5,570)	$8,575	$(9,020)	$3,298

(Loss) earnings per share:
Basic	$(0.12)	$0.18	$(0.19)	$0.07
Diluted	$(0.12)	$0.18	$(0.19)	$0.07
Weighted average shares outstanding:
Basic	47,348,476	46,914,100	47,294,858	49,596,045
Diluted	47,348,476	47,092,413	47,294,858	49,782,764

AERSALE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

(in thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2026	2025
Current assets:
Cash and cash equivalents	$2,201	$4,379
Accounts receivable, net of allowance for credit losses of $1,098 and $1,173 as of June 30, 2026 and December 31, 2025, respectively	46,394	42,654
Income tax receivable	1,126	1,728
Inventory:
Aircraft, airframes, engines, and parts	227,179	205,379
Advance vendor payments	6,366	5,679
Deposits, prepaid expenses, and other current assets	13,141	9,170
Total current assets	296,407	268,989
Fixed assets:
Aircraft and engines held for lease, net	133,029	102,361
Property and equipment, net	31,517	32,006
Inventory:
Aircraft, airframes, engines, and parts	148,868	158,385
Operating lease right-of-use assets	27,525	30,130
Deferred income taxes	11,184	8,784
Deferred financing costs, net	825	1,024
Other assets	578	586
Goodwill	19,860	19,860
Other intangible assets, net	17,268	18,347
Total assets	$687,061	$640,472

Current liabilities:
Accounts payable	$44,722	$29,645
Accrued expenses	9,462	7,233
Income tax payable	203	329
Lessee and customer purchase deposits	2,025	780
Current operating lease liabilities	3,828	4,313
Current portion of long-term debt	993	993
Deferred revenue	817	530
Deferred insurance proceeds	28,610	28,610
Total current liabilities	90,660	72,433
Revolving credit facility	146,152	110,053
Long-term debt	788	1,284
Long-term lease deposits	3,610	3,492
Long-term operating lease liabilities	26,090	28,190
Maintenance deposit payments and other liabilities	1,093	589
Total liabilities	268,393	216,041
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 47,683,297 and 47,221,513 shares as of June 30, 2026 and December 31, 2025, respectively	5	5
Additional paid-in capital	279,986	276,729
Retained earnings	138,677	147,697
Total stockholders' equity	418,668	424,431
Total liabilities and stockholders’ equity	$687,061	$640,472

AERSALE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net (loss) income	$(9,020)	$3,298
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	11,779	9,471
Amortization of debt issuance costs	199	191
Amortization of operating lease assets	20	104
Inventory reserve	3,440	1,579
Deferred income taxes	(2,400)	1,010
Change in fair value of warrant liability	-	(74)
Share-based compensation	3,120	1,828
Changes in operating assets and liabilities:
Accounts receivable	(3,740)	(9,887)
Income tax receivable	602	12
Inventory	(52,064)	(42,878)
Deposits, prepaid expenses, and other current assets	(3,971)	(780)
Other assets	8	7
Advance vendor payments	(687)	1,906
Accounts payable	15,077	829
Income tax payable	(126)	-
Accrued expenses	2,159	2,675
Deferred revenue	287	(151)
Lessee and customer purchase deposits	1,363	1,566
Deferred insurance proceeds	-	3,700
Other liabilities	477	158
Net cash used in operating activities	(33,477)	(25,436)
Cash flows from investing activities:
Proceeds from sale of assets	-	1,750
Acquisition of aircraft and engines held for lease, including capitalized costs	(2,645)	(1,922)
Purchase of property and equipment	(1,796)	(3,587)
Net cash used in investing activities	(4,441)	(3,759)
Cash flows from financing activities:
Proceeds from long-term debt	-	220
Repayments of long-term debt	(496)	(302)
Proceeds from revolving credit facility	125,799	195,874
Repayments of revolving credit facility	(89,700)	(120,600)
Payments of debt issuance costs	-	(114)
Purchase of treasury stock	-	(45,000)
Proceeds from the issuance of Employee Stock Purchase Plan shares	137	195
Taxes paid related to net share settlement of equity awards	-	(29)
Net cash provided by financing activities	35,740	30,244

(Decrease) increase in cash and cash equivalents	(2,178)	1,049
Cash and cash equivalents, beginning of period	4,379	4,698
Cash and cash equivalents, end of period	$2,201	$5,747

Supplemental disclosure of cash activities
Income tax (refunds) payments, net	$(398)	$165
Interest paid	$4,501	$3,462
Supplemental disclosure of noncash investing activities
Reclassification of inventory to equipment held for lease, net	$36,341	$2,583
Reclassification of inventory to property and equipment, net	$-	$4,454

AERSALE CORPORATION AND SUBSIDIARIES

Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Basic and Diluted (Loss) Earnings Per Share Reconciliation Table

(in thousands, except per and percentage share data)

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
		% of Total		% of Total		% of Total		% of Total
	2026	Revenue	2025	Revenue	2026	Revenue	2025	Revenue
Reported net (loss) income	$(5,570)	(7.9)%	$8,575	8.0%	$(9,020)	(6.4)%	$3,298	1.9%
Addbacks:
Change in fair value of warrant liability	-	-%	(131)	(0.1)%	-	-%	(74)	(0.0)%
Share-based compensation	1,318	1.9%	668	0.6%	3,120	2.2%	1,828	1.1%
Payroll taxes related to share-based compensation	-	-%	-	-%	-	-%	18	0.0%
Inventory write-off	-	-%	-	-%	1,615	1.1%	-	-%
Facility relocation costs	-	-%	409	0.4%	130	0.1%	767	0.4%
Restructuring costs	-	-%	18	0.0%	-	-%	1,072	0.6%
Legal settlement	-	-%	-	-%	-	-%	400	0.2%
Income tax effect of adjusting items (1)	-	-%	(102)	(0.1)%	(31)	(0.0)%	(537)	(0.3)%
Adjusted net (loss) income	$(4,252)	(6.0)%	$9,437	8.8%	$(4,186)	(3.0)%	$6,772	3.9%
Interest expense, net	2,451	3.5%	2,452	2.3%	4,581	3.2%	3,633	2.1%
Income tax (benefit) expense	(1,629)	(2.3)%	1,752	1.6%	(2,634)	(1.9)%	1,032	0.6%
Depreciation and amortization	5,641	8.0%	4,528	4.2%	11,779	8.3%	9,471	5.5%
Reversal of income tax effect of adjusting items (1)	-	-%	102	0.1%	31	0.0%	537	0.3%
Adjusted EBITDA	$2,211	3.1%	$18,271	17.0%	$9,571	6.8%	$21,445	12.4%

Reported basic (loss) earnings per share	$(0.12)		$0.18		$(0.19)		$0.07
Addbacks:
Change in fair value of warrant liability	-		(0.00)		-		(0.00)
Share-based compensation	0.03		0.01		0.07		0.04
Payroll taxes related to share-based compensation	-		-		-		0.00
Inventory write-off	-		-		0.03		-
Facility relocation costs	-		0.01		0.00		0.02
Restructuring costs	-		0.00		-		0.02
Legal settlement	-		-		-		0.01
Income tax effect of adjusting items	-		(0.00)		(0.00)		(0.01)
Adjusted basic earnings (loss) earnings per share	$(0.09)		$0.20		$(0.09)		$0.14

Reported diluted (loss) earnings per share	$(0.12)		$0.18		$(0.19)		$0.07
Addbacks:
Change in fair value of warrant liability	-		(0.00)		-		(0.00)
Share-based compensation	0.03		0.01		0.07		0.04
Payroll taxes related to share-based compensation	-		-		-		0.00
Inventory write-off	-		-		0.03		-
Facility relocation costs	-		0.01		0.00		0.02
Restructuring costs	-		0.00		-		0.02
Legal settlement	-		-		-		0.01
Income tax effect of adjusting items	-		(0.00)		(0.00)		(0.01)
Adjusted diluted earnings (loss) earnings per share	$(0.09)		$0.20		$(0.09)		$0.14

(1) The income tax effect of current period adjusting items is calculated at the Company's applicable statutory rate of 24% after considering federal and state tax rates.

Forward Looking Statements

This press release includes “forward-looking statements”. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including anticipations regarding improved financial results as a result of our recently awarded long-term CRJ maintenance contract and greater demand for AerSale’s USM business and fluctuations in our revenue including third quarter demand for AerSafe®; expectations regarding feedstock and commercial demand; our growth trajectory; the expected operating capacity of our MRO facilities and demand for such services; and the sufficiency of our liquidity. AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale is a global provider of integrated aviation aftermarket services and solutions, serving operators of Boeing, Airbus, and legacy McDonnell Douglas aircraft. The Company helps aircraft owners and operators optimize the value, safety, and operational efficiency of their fleets across the entire aircraft lifecycle.

AerSale’s comprehensive capabilities include aircraft and engine sales and leasing, used serviceable material (USM) sales, component and airframe MRO services, and FAA-certified engineered solutions. Through internally developed products such as AerSafe®, AerTrak®, and the AerAware™ Enhanced Flight Vision System, AerSale delivers innovative technologies that enhance aircraft performance, improve safety, and reduce operating costs.

With deep technical expertise and a fully integrated business model, AerSale provides everything customers need—through a single, trusted partner.

Media:

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AerSale: Jackie Carlon

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Email: media.relations@aersale.com

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Source: AerSale Corporation